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Exhibit 10.3

        CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 23rd day of February, 2004 by and among Xyratex Technology Limited a company registered in England and Wales under the Companies Act 1985 ("Buyer"), ZT Automation LLC, a Delaware limited liability company ("Seller") and ZT Automation Pte. Ltd., a Singapore corporation (the "Subsidiary").

RECITALS

        A.    Seller owns 100% of the issued and outstanding shares of the Subsidiary.

        B.    Seller and the Subsidiary desire to sell, assign and transfer to Buyer, and Buyer desires to purchase and acquire from Seller and the Subsidiary, substantially all their assets and properties (other than the shares of the Subsidiary) as hereinafter provided.

        C.    Simultaneously with the execution of this Agreement Xyratex International Inc. has entered into: (i) Consulting Agreements with two of the members of the Seller; (ii) Non-Competition Agreements with five of the members of the Seller; and (iii) Employment Agreements with two employees of Seller, and Buyer has entered into a Joinder Agreement with all of the members of Seller (the "Members"). Accordingly, in consideration of the foregoing and the following representations, warranties, covenants and agreements, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.     DEFINITIONS AND RULES OF CONSTRUCTION

        1.1    Definitions.    The terms listed in this Section 1 shall have the meanings specified or referred to below for all purposes of this Agreement:

        "Agreement"—as defined in the preamble

        "Allocation"—as defined in Section 2.8.

        "Applicable Percentage"—means the percentage of the invoiced amount of Products sold that has been recognized as revenue in accordance with GAAP revenue recognition principles as such existed on the Closing Date consistently applied.

        "Assets"—as defined in Section 2.1.

        "Assumed Liabilities"—as defined in Section 2.6.

        "Balance Sheet"—as defined in Section 4.5.

        "Balance Sheet Date"—the date of the Balance Sheet, December 31, 2003.

        "Business"—means the business conducted by the Seller and the Subsidiary including the design, development, manufacturing, marketing, selling and support of the Fixed Price Products and Non-Fixed Price Products, as conducted prior to the Closing and as conducted by Buyer after the Closing.

        "Buyer"—as defined in the preamble.

        "Buyer Damages"—as defined in Section 7.2.

        "Buyer Indemnitees"—as defined in Section 7.2.

        "Closing"—as defined in Section 3.1.

        "Closing Date"—as defined in Section 3.1.

        "COBRA"—as defined in Section 6.8.

        "Code"—Internal Revenue Code of 1986, as amended.

        "Completed Earnout Months"—means all Earnout Months beginning February 1, 2004 up to, but not including the month in which a Subsequent Sale or Liquidation occurs.

        "Contracts"—as defined in Section 4.13.

        "Disclosure Schedule"—as defined in Section 4.

        "Earnout"—as defined in Section 2.4.

        "Earnout Month"—means a calendar month during the Earnout Period.

        "Earnout Period"—means the period commencing on January 1, 2004 and ending on December 31, 2006.

        "Earnout Resolution Period"—as defined in Section 2.5(b).

        "Earnout Statement"—as defined in Section 2.5(a)(i).

        "Employment Offers"—as defined in Section 6.7.

        "Environmental Law"—means any statute, law, rule, ordinance, regulation, treaty, code, or rule of common law of any Governmental Body now in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or final judgment, relating to: (i) the environment, natural resources, health, safety or protection of species or ecological amenities; or (ii) Hazardous Materials or their release, discharge, limitation, reduction, prohibition, transportation, disposal or clean-up.

        "ERISA"—means the Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Assets"—as defined in Section 2.2.

        "Fixed Price Products"—means [xxx] and other products as listed in Schedule 2.4(c), and any other products with substantially the same product function, performance or specification.

        "GAAP"—means generally accepted accounting principles in the US.

        "GST"—as defined in Section 6.5(a)(ii).

        "Governmental Body"—means any: nation, state, county, city, town or other jurisdiction; federal, state, local municipal, foreign or other government; or governmental authority, including any agency, branch, department, board, commission, court, tribunal, other entity or official exercising governmental or quasi-governmental authority.

        "Hazardous Materials"—means (i) petroleum or petroleum products (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls (PCBs), asbestos or asbestos containing materials, urea formaldehyde foam insulation, and radon gas; (ii) any substance defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous waste," "restricted hazardous waste," "waste," "special waste," "toxic substance," "toxic pollutant," "contaminant" or "pollutant," or words of similar import, under any applicable Environmental Law; (iii) infectious materials and other regulated medical wastes; (iv) any substance which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Body; and (v) any other substance, material or waste the presence of which requires investigation or remediation under any Environmental Law.

        "Intellectual Property"—means all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, material licenses, copyrights, trade secrets computer programs and other computer software (including source and object code relating thereto and contained within Seller's and the Subsidiary's document and source code control systems, but excluding standard, commercially available software developed or produced by others) and inventions, owned or used by Seller and the Subsidiary and related to their Products.

        "IP Rights"—as defined in Section 4.17(b).

        "Knowledge of Buyer"—Means the actual knowledge of Richard Pearce.

        "Knowledge of Seller"—and similar terms evidencing awareness on the part of Seller or the Subsidiary means the actual knowledge of Neil A. Brumberger, Michael G. Rogowski, Christopher Martin, Thomas Steiber, Bryan Clark or Joseph Shaughnessy.

        "Liquidation"—as defined in Section 2.5(e)(ii).

        "Liquidation Compensation"—as defined in Section 2.5(e)(iv).

        "Members"—as defined in Recital C.

        "Non-Fixed Price Products"—means all automation products produced, marketed or sold by Buyer, XII or XSL or any of their affiliates other than Fixed Price Products, including but, not limited to, [xxx], other disk handling related automation products and Parts and Services related to Fixed Price Products and Non-Fixed Prices Products, but specifically excluding Buyer's [xxx] products and derivative works thereof.

        "Order"—as defined in Section 6.5(a)(ii).

        "Organizational Documents"—means (i) the articles or certificate of incorporation or association and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles of association or certificate of formation and the bylaws or the limited liability company or operating agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity and the laws of any entity; and (vi) any amendment to any of the foregoing.

        "Permits"—as defined in Section 4.16(a).

        "Permitted Liens"—means (i) liens for current taxes not yet due and payable or for taxes being contested in good faith; (ii) mechanics', materialmen's, warehousemen's, contractors', workmen's, repairmen's, carriers' and similar liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, which are not, individually or in the aggregate, material to the conduct of the Business or the use or operation of the Assets; (iii) the rights, if any, of third-party suppliers or other vendors having possession of equipment of the Business; and (iv) those items listed in Part 4.13 of the Disclosure Schedule.

        "Person"—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, the executors, administrators or other legal representative of an individual in such capacity, unincorporated association, joint venture, a government or any agency or department of any government or other entity.

        "Personal Property"—as defined in Section 4.14.

        "Prime Rate"—means the base rate on corporate loans posted by at least 75% of the 30 largest banks in the US as reported in The Wall Street Journal.

        "Products"—means Fixed Price Products and Non-Fixed Price Products.

        "Projected Revenue"—means (i) the quotient obtained by dividing 35 by the number of Completed Earnout Months multiplied by (ii) the aggregate Revenue for Completed Earnout Months.

        "Purchase Price"—as defined in Section 2.3.

        "Quarterly Earnout Period"—as defined in Section 2.4(c).

        "Remaining Earnout Months"—means all Earnout Months after the Completed Earnout Months.

        "Retained Liabilities"—as defined in Section 2.7.

        "Revenue"—means amounts attributable to sales of Products by Buyer, XII, XSL or any of their affiliates determined by multiplying the Applicable Percentage of the Products sold by their Standard Unit Prices. Without limiting the foregoing, Revenue shall include amounts attributed to leases of Products to a third party by Buyer, XII, XSL or any of their affiliates, whether pursuant to operating leases or capital leases, that commence during any Earnout Month and the Revenue attributable to such Product leases shall equal the Standard Unit Price multiplied by the number of units of Product leased.

        "Seller"—as defined in the preamble.

        "Seller Damages"—as defined in Section 7.3.

        "Seller Indemnitees"—as defined in Section 7.3.

        "Seller Indemnitors"—means the Seller, the Subsidiary and the Members solely pursuant to the Joinder Agreement.

        "Seller Material Adverse Effect"—means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the Business, Assets, prospects, condition (financial or otherwise), or results of operations of Seller and the Subsidiary, taken as a whole, or (ii) the ability of the Buyer to operate and use the Assets and conduct the Business after the Closing.

        "Standard Unit Price"—means (i) for Fixed Price Products, the unit prices specified in Schedule 2.4(c) and (ii) for Non-Fixed Price Products, the greater of the actual selling price or the product material cost divided by [xxx].

        "Subsequent Sale"—as defined in Section 2.5(e)(i).

        "Subsequent Sale Compensation"—as defined in Section 2.5(e)(iii).

        "Subsidiary"—as defined in the preamble.

        "Subsidiary Assets"—as defined in Section 6.5(a)(ii).

        "Tax" or "Taxes"—any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in other manner, including any interest, penalty or addition thereto, whether disputed or not.

        "Tax Return"—any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claims"—as defined in Section 7.5(a).

        "Transaction Costs"—means all costs and expenses incurred by a party or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement for payment to third parties, including investment bankers', brokers', finders', attorneys', accountants' and consultants' fees and disbursements, and travel expenses.

        "Transfer Taxes"—means all transfer, sales, use, goods and services, stamp, documentary, and registration taxes, including GST and all conveyance fees, recording charges and other fees and charges (excluding interest and penalties) that are incurred in connection with the purchase and sale of the Assets and Business pursuant to this Agreement.

        "US"—means the United States of America.

        "XII"—means Xyratex International Inc., a California corporation and affiliate of Buyer.

        "XSL"—means Xyratex (Singapore) Limited, a company registered in England and Wales under the Companies Act 1985 and affiliate of Buyer.

        1.2    Rules of Construction.    This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. All references in this Agreement to "parties" refer to parties to this Agreement unless expressly indicated otherwise. References in this Agreement to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits of or to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation." "Or" is used in the inclusive sense of "and/or."

2.     PURCHASE AND SALE

        2.1    Purchase and Sale of Assets.    Seller and the Subsidiary agree to sell, transfer, assign and convey to Buyer, XII or XSL, and Buyer agrees to purchase and acquire, or cause XII or XSL to purchase and acquire, from Seller and the Subsidiary, on the Closing Date, all of the assets and properties (other than those assets and properties specifically identified in Section 2.2) of Seller and the Subsidiary wherever located, (the "Assets"), including the following:

          (a)   All customer deposits, cash in bank and on hand, securities and investments;

          (b)   All accounts and notes receivable;

          (c)   All refunds, credits and deferred charges;

          (d)   All deposits (including property rental deposits) and prepaid taxes and expenses;

          (e)   All fixed assets, leasehold improvements, machinery, equipment, furniture, motor vehicles and other tangible personal property;

          (f)    All production tooling, dies, tools, molds and spare parts;

          (g)   All raw materials, packaging and factory supplies, work in process and finished goods inventories;

          (h)   All technology and know-how, including design and repair history, specifications, drawings, designs, manufacturing processes, quality control inspection criteria, reliability test results and test procedures;

          (i)    The originals or full and true copies of all records, including product and sales literature, historical customer and supplier lists, purchasing and shipping records, artwork, sales leads and marketing files, product development, and regulatory affairs communications including inspection reports;

          (j)    All Intellectual Property and IP Rights, including rights to recovery for infringement;

          (k)   All Permits, to the extent transferable under applicable law;

          (l)    The name "ZT Automation" and any term constituting a variation thereof; and

          (m)  All rights of Seller and the Subsidiary in, to and under the Contracts listed on Schedule 2.1 and all insurance policies with respect to Seller's and the Subsidiary's Business and the Assets.

        The Assets to be sold by each of Seller and the Subsidiary and purchased by each of Buyer, XII and XSL are described in the Allocation. Schedule 2.1 lists all of the assets and properties (other than those assets and properties specifically identified in Section 2.2 and Personal Property as defined in Section 4.14) of each of Seller and the Subsidiary as of the Balance Sheet Date, together with the net book value of each of such assets as of the Balance Sheet Date and consistent with the Balance Sheet, and in addition separately identifies (i) any and all of such assets that Seller or the Subsidiary disposed of after the Balance Sheet Date and on or before the Closing Date, together with the net book value as of the Balance Sheet Date of each of such assets disposed of, and (ii) any and all Assets (other than those assets and properties specifically identified in Section 2.2 and Personal Property as defined in Section 4.14) acquired by Seller or the Subsidiary after the Balance Sheet Date and on or before the Closing Date, together with the net book value of each of such Assets as of the date of their acquisition by Seller or the Subsidiary. Schedule 2.1 lists individually each of such assets with an original cost in excess of $10,000, and, unless Seller includes on Schedule 2.1 each of such assets with an original cost of $10,000 or less, the aggregate net book value, as of the Balance Sheet Date and consistent with the Balance Sheet, of all of such assets within each asset category with an original cost of $10,000 or less (designated as "Other [name of asset category]").

        2.2    Excluded Assets.    Notwithstanding the foregoing, Seller and the Subsidiary shall not sell, transfer or assign to Buyer, XII or XSL, and shall retain: their minute books, stock books and/or membership records and other records relating exclusively to their organization, existence and capitalization, any Contracts listed on Schedule 2.2; and all shares of the Subsidiary (collectively, the "Excluded Assets").

        2.3    Purchase Price.    The total purchase price for the Assets will consist of the sum of (i) $8,600,000 plus the Earnout (the "Purchase Price"), and (ii) the assumption by Buyer, XII and XSL of certain liabilities and obligations of Seller and Subsidiary in accordance with Section 2.6.

        2.4    Payment.    The Purchase Price shall be payable as follows:

          (a)   Buyer shall pay $6,600,000 to Seller on the Closing Date;

          (b)   Buyer shall pay $2,000,000 to Seller; on February 28, 2005; and

          (c)   Buyer shall pay to Seller an additional amount, not to exceed $20,400,000, equal to 21.5% of the cumulative Revenue in excess of $19,600,000 of cumulative Revenue (the "Earnout") for the Earnout Period, with such amounts to be payable as accrued in quarterly installments for each fiscal quarter ending on the last day of February, May, August and November (the "Quarterly Earnout Period"). The Final Quarterly Earnout Period is the month of December 2006. In addition, and subject to the overall limitation of $20,400,000 for all Earnout payments, Buyer shall pay to Seller the amount if any by which (i) one-half of the Earnout that would have been paid for the three month period beginning January 1, 2007, had such period been considered part of the Earnout Period; exceeds (ii) one-half of Earnout that would have been payable for the three month period beginning October 1, 2006 had such three month period been considered a Quarterly Earnout Period.

          (d)   All payments under this Agreement, including pursuant to this Section 2.4, shall be made and payable in US dollars by wire transfer of immediately available funds to an account set forth in Schedule 2.4(d) or such other wire instruction information as may be provided in writing by Seller to Buyer.

          (e)   All payments made pursuant to this Section 2.4, Section 2.5(d) or Section 2.5(e) shall be made by Buyer on its own behalf and on behalf of XII and XSL, and shall be paid to Seller on Seller's behalf and on behalf of the Subsidiary, and all such payments shall be deemed made in accordance with the Allocation.

        2.5    Earnout Payment Calculation.

          (a)   Within 30 days after the end of each Quarterly Earnout Period, Buyer shall prepare a written Earnout Statement, as defined in Section 2.5(a)(i) below, in the following manner:

            (i)    Buyer shall cause to be delivered to Seller a certificate executed by Buyer's Chief Financial Officer or President reflecting the Revenue during the Quarterly Earnout Period (the "Earnout Statement") and such further detail and information as reasonably requested by Seller to evaluate the Revenue reported in the Earnout Statement,

            (ii)   Buyer shall give Seller and the Seller's accountants access to the working papers and information related to the Earnout Statement at such times as may reasonably be requested by the Seller including, but not limited to, any description of the methodology, procedures, audits and analysis undertaken in connection with the Earnout Statement, for purposes of preparing, reviewing and resolving any disputes concerning the Earnout Statement. Buyer shall keep and maintain accurate and complete books and records with respect to the basis for each Earnout Statement for a period of one year after the creation thereof, which records shall include such information as shall be reasonably necessary to verify the Revenue for the Quarterly Earnout Period.. Within 30 days following the delivery to Seller of the Earnout Statement, Seller shall notify Buyer of any dispute of any item contained in the Earnout Statement, which notice shall set forth in reasonable detail the basis for such dispute. If Seller fails to notify Buyer of any such dispute within such 30 day period, the Earnout Statement shall be deemed to be accepted by Seller.

          (b)   In the event that Seller shall so notify Buyer of any dispute, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as possible. If Buyer and Seller are unable to resolve any such dispute within 15 days of Seller's delivery of such notice (the "Earnout Resolution Period"), then all amounts remaining in dispute shall be submitted to binding arbitration to be conducted by an arbitrator selected by Seller and Buyer within 10 days after the expiration of the Earnout Resolution Period. If Seller and Buyer are unable to agree on a single arbitrator, then Buyer and Seller shall each have the right to request the American Arbitration Association to appoint the arbitrator, who shall not have had a material relationship with Seller, Buyer or any of their respective affiliates within the past two years. All fees and expenses relating to the arbitration shall be borne by the party the arbitrator determines not to have been the successful party in the arbitration. The prevailing party in the arbitration shall, in addition to any compensation or amount awarded, be awarded such party's own attorneys' fees and expenses in connection with the arbitration. In addition, if the arbitrator determines that the amount of Revenue reported in the applicable Earnout Statement under dispute was underreported by Buyer by an amount in excess of 5% of the actual amount of Revenue during such Quarterly Earnout Period, then Seller shall be entitled to recover the fees and expenses of Seller's accountants retained in connection with the review of such Earnout Statement(s). The arbitrator shall determine only those issues still in dispute and shall be limited to those adjustments, if any, that need be made for the Earnout Statement to comply with this Agreement. The arbitrator's determination shall be set forth in a written statement delivered to Seller and Buyer within 30 days (or such later date as shall be mutually agreed upon by the Buyer and Seller) after the initial meeting between the arbitrator and representatives of the Buyer and Seller and such arbitrator's determination shall be final, binding and conclusive

          (c)   The parties acknowledge that the Seller's right to receive the Earnout represents a significant portion of the Purchase Price and is a significant factor in its willingness to sell the Assets. The parties agree that it is their joint intention that the Business be conducted following the Closing in a commercially reasonable manner and without the intention of jeopardizing the ability of Seller to receive the Earnout. Buyer covenants and agrees that during each Quarterly Earnout Period Buyer will conduct the Business, including the allocation of financial, management, sales, marketing and engineering resources, in a manner consistent with the manner in which Buyer otherwise conducts the business of its Storage Infrastructure Division, and shall in no event take into consideration the Earnout in its decisions as to the operation of the Business.

          (d)   On the 45th day following end of each Quarterly Earnout Period, Buyer shall pay to Seller any amount due under Section 2.4(c) that is not disputed. With respect to any disputed amount, Buyer shall pay Seller immediately upon and in accordance with the final, binding and conclusive determination by the arbitrator as contemplated by Section 2.5(b).

          (e)   In the event of a Subsequent Sale or Liquidation (each as defined below) which occurs on or before November 30, 2004, Buyer shall pay to Seller, in lieu of all future Earnout payments, $25,000,000 minus the aggregate amount, if any, paid or payable pursuant to Section 2.4 and Section 2.5(d), discounted to net present value using the Prime Rate. In the event of a Subsequent Sale or Liquidation which occurs after November 30, 2004, Buyer shall pay to Seller, in lieu of all future Earnout payments, (i) the Subsequent Sale Compensation or Liquidation Compensation (each as defined below); provided, however, that in the event Projected Revenue on the date of a Subsequent Sale or Liquidation is less than $25,000,000, the Subsequent Sale Compensation or Liquidation Compensation payable by Buyer to Seller shall be zero. All payments pursuant to this Section 2.5(e) shall be made within 20 days of the Subsequent Sale or Liquidation.

            (i)    "Subsequent Sale" means the sale, transfer or other disposition of (i) all or substantially all of the Business; (ii) a portion of the Storage Infrastructure Division of Buyer containing the Business; (iii) the entire Storage Infrastructure Division of Buyer; or (iv) any portion of (i), (ii) or (iii) above that would have a material adverse impact on the Earnout, but excluding (1) a sale, transfer, merger, amalgamation, change of control or sale of substantially all of the assets of Buyer or any direct or indirect parent of Buyer or (2) a scheme of arrangement by which any Person becomes a direct or indirect parent of Buyer.

            (ii)   "Liquidation" means and shall be deemed to have occurred upon the earliest to occur of (i) the commencement of liquidation or winding-up of (1) the Business, (2) a portion of the Storage Infrastructure Division containing the Business or (3) the entire Storage Infrastructure Division or any portion of the above that would have a material adverse impact on the Earnout, (ii) any breach by Buyer of the provisions of Section 2.5(c), above and (iii) any discontinuance by Buyer of the sales of or offer for sale of all or any material portion of the Products that would have a material adverse impact on the Earnout.

            (iii)  The Subsequent Sale Compensation, except as otherwise provided in this Section 2.5(e) of the Agreement, means (i) Projected Revenue in excess of $19,600,000, multiplied by (ii) 0.215, (iii) minus the aggregate amount of Earnout payments paid or payable with respect to all Completed Earnout Months, (iv) discounted to net present value at the time of payment using the Prime Rate.

            (iv)  The Liquidation Compensation, except as otherwise provided in this Section 2.5(e), is calculated in the same manner as the Subsequent Sale Compensation but is discounted to net present value by using the Prime Rate plus 6.0%.

            (v)   For the purposes of calculating Subsequent Sale Compensation or Liquidation Compensation, net present value shall be calculated using the Prime Rate (or the Prime Rate plus 6.0% as applicable) divided by 12 and shall be applied for each Remaining Earnout Month for which Subsequent Sale Compensation or Liquidation Compensation is payable as if the payments were evenly distributed over the Remaining Earnout Months.

        2.6    Assumption of Certain Liabilities.    Subject to Section 2.7, Buyer shall assume, or cause XII or XSL to assume, and to the extent not discharged at the Closing Date, the following liabilities and obligations of Seller and the Subsidiary (collectively, the "Assumed Liabilities"):

          (a)   the liabilities of Seller and the Subsidiary in the amounts reflected or reserved against on the Balance Sheet or disclosed in this Agreement or Schedules hereto;

          (b)   the liabilities of Seller and the Subsidiary arising in the ordinary course of business between the Balance Sheet Date and the Closing Date;

          (c)   the following liabilities and obligations incurred prior to, on or since the Balance Sheet Date in the ordinary course of business:

            (i)    a claim made by a current or former employee, consultant or independent contractor of either Seller or the Subsidiary for compensation at such Person's customary rate of compensation, but excluding any severance pay or claims with respect to wrongful termination, sexual harassment, breach of contract or other wrongful acts of Seller or the Subsidiary;

            (ii)   a claim for any damages or that portion thereof arising from claims first made on or after the Closing Date that arise from misappropriation or infringement of any intellectual property right of any Person by Seller or Subsidiary;

            (iii)  all warranty claims except warranty claims in excess of the reserve for warranty claims on the Balance Sheet where a manufacturing or design defect of which Seller had Knowledge that was not disclosed to Buyer proximately caused the warranty claims; and

            (iv)  other liabilities of Seller and the Subsidiary that were incurred in the ordinary course of business and did not become due on or before the Closing Date in accordance with the customary practices of Seller or the Subsidiary; and

          (d)   obligations under each Contract listed on Part 4.13 of the Disclosure Schedule and other Contracts not required to be listed on Part 4.13 of the Disclosure Schedule arising in the ordinary course of business, except to the extent any such Contract is set forth in Schedule 2.2.

        The allocation of specific Assumed Liabilities among each of Buyer, XII and XSL is specified in Schedule 2.6.

        2.7    Other Liabilities Not Assumed.    Anything in Section 2.6 to the contrary notwithstanding, none of Buyer, XII or XSL shall assume or be responsible for any liabilities or obligations of Seller or Subsidiary other than the Assumed Liabilities, including the following (collectively, the "Retained Liabilities"):

          (a)   any loans or amounts owed to any member of the Seller, other than amounts owed to employees of Seller as compensation or reimbursable expenses incurred in the ordinary course of business or as set forth in the Balance Sheet;

          (b)   any claim by any customer or supplier of Seller or the Subsidiary or any other Person based on any alleged tort, breach of contract or failure of or defect in performance by Seller or the Subsidiary or other cause of action arising as a result of activities of Seller or the Subsidiary prior to the Closing Date other than warranty claims included in Assumed Liabilities to the extent provided in Section 2.6(c)(iii) and other than liabilities arising from the sale of the Products by the Seller and the Subsidiary in the ordinary course of business prior to the Closing included in Assumed Liabilities to the extent provided in 2.6(c)(iv);

          (c)   obligations or liabilities under any Contracts excluded on Schedule 2.2;

          (d)   any liquidation or dissolution of Seller or the Subsidiary;

          (e)   subject to Section 6.5 any Taxes for which Seller or the Subsidiary is liable, whether attributable to periods prior to, including or subsequent to the Closing Date; and

          (f)    the Seller's obligations under Section 7 of this Agreement.

        2.8    Allocation.    Within 21 days after the Closing Date, Buyer shall prepare and provide to Seller an allocation of the Purchase Price, Assumed Liabilities and all other capitalized costs among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder by completing Schedule 2.8 in accordance with the agreements set forth in Schedule 2.8 and by making any changes reasonably requested by Seller, which allocation, as it may be revised from time to time in accordance with the following sentence (the "Allocation"), shall be binding upon the parties and Buyer shall cause XII and XSL to be bound by the Allocation. Buyer shall revise the Allocation and provide a copy thereof to Seller from time to time to reflect any payments made pursuant to Sections 2.4(c), 2.5(d) or 2.5(e), in each case revising the Allocation in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the agreements set forth in Schedule 2.8 and making any changes reasonably requested by Seller. Following the Closing, the parties shall report, act and file, and Buyer shall cause XII and XSL to report, act and file, Tax Returns (including Internal Revenue Service Forms 8594) in all respects and for all purposes consistent with the Allocation. Each of Buyer and Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the other may reasonably request to facilitate the preparation of the Allocation. No party shall take, and Buyer shall prevent XII and XSL from taking, any position (whether in audits, tax returns or otherwise) which is inconsistent with the Allocation unless required to do so pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Upon written request by Buyer or Seller, Seller (in the case of a request by Buyer) or Buyer (in the case of a request by Seller) shall deliver to the other a copy of the most recent Internal Revenue Service Form 8594 that it has filed or prepared for filing with the Internal Revenue Service in connection with the purchase and sale of the Assets pursuant to this Agreement.

        2.9    Further Assurances.    From time to time at the request of Buyer, whether at or after the Closing Date, Seller or the Subsidiary, at its expense, will execute and deliver such instruments and documents and take such other action as Buyer may reasonably request more effectively to convey and transfer any of the Assets intended to be transferred hereunder and to protect the right, title and interest of Buyer therein and its enjoyment thereof and otherwise to carry out the purpose and intent of this Agreement. With respect to any Assets sold hereunder which cannot be physically delivered because they are in the possession of third parties or otherwise, Seller or the Subsidiary, as the case may be, will give irrevocable instructions to the party in possession that all right, title and interest in and to the same have been vested in Buyer.

3.     CLOSING

        3.1    Closing Date.    The consummation of the purchase and sale of the Assets and other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California, on the date of this Agreement. Upon consummation, the Closing shall be deemed to take place as of the close of business on the Closing Date. The time and date of the Closing are herein referred to as the "Closing Date."

        3.2    Deliveries.    At the Closing, Seller and the Subsidiary will deliver to Buyer, XII and XSL, against receipt of the portion of the Purchase Price referred to in Section 2.4(a), such bills of sale and other instruments of transfer and conveyance as, in the opinion of counsel for Buyer, will be effective to vest in Buyer, XII and XSL, title to the Assets, free and clear of all liens, charges and encumbrances (other than Permitted Liens and as set forth below). At the Closing, Buyer, XII and XSL, will deliver to Seller and the Subsidiary such instruments of assumption as, in the opinion of counsel for Seller, will be effective to reflect the assumption by Buyer, XII and XSL, of the Assumed Liabilities to the extent provided in Section 2.6. At the Closing, Buyer will deliver to Seller and the Subsidiary a bank guarantee or standby letter of credit for the portion of the Purchase Price specified in Section 2.4(b) in the form acceptable to the Seller and attached hereto as Schedule 3.2.

4.     REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SUBSIDIARY

        Except as set forth on the disclosure schedule, attached hereto (the "Disclosure Schedule"), Seller and the Subsidiary hereby jointly and severally represent and warrant to Buyer as follows:

        4.1    Organization and Good Standing.

          (a)   Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Seller is duly registered or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the assets owned or leased by it make such registration or qualification necessary, except where the failure to so register or qualify to do business would not have a Seller Material Adverse Effect. Part 4.1 of the Disclosure Schedule lists each jurisdiction in which Seller is or has filed to be registered or qualified to conduct business.

          (b)   The Subsidiary is a duly organized, validly existing limited liability company under the laws of Singapore, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Seller owns 100% of the Subsidiary's issued and outstanding shares, which constitutes 100% of the equity interests in the Subsidiary.

        4.2    Subsidiaries.    Other than shares of the Subsidiary, Seller does not own, have any direct or indirect interest in or have any right or obligation to acquire directly or indirectly, any shares, capital stock, securities, memberships or other interests having voting or other rights to affect the business and policies of, or ownership interests in, any Person.

        4.3    Authorization; Authority.

          (a)   The execution, delivery and performance by Seller and the Subsidiary of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary and proper action by the board of managers of Seller, by the requisite members of Seller, the board of directors of the Subsidiary and Seller (as the sole stockholder of the Subsidiary).

          (b)   Seller and the Subsidiary have full power and authority to execute, deliver and perform this Agreement and sell the Assets to Buyer pursuant hereto. This Agreement has been duly executed and delivered by and on behalf of Seller and the Subsidiary and is a legal, valid and binding obligation of Seller and the Subsidiary, and each instrument contemplated by this Agreement when executed and delivered by Seller or the Subsidiary in accordance with the provisions hereof, will be a legal, valid and binding obligation of Seller or the Subsidiary, as the case may be, in each case enforceable against Seller or the Subsidiary in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and general equitable principles.

        4.4    No Breach or Violation.    Neither the execution and delivery by Seller or the Subsidiary of this Agreement nor the consummation by Seller or the Subsidiary of the transactions contemplated hereby will: (i) violate or result in a breach of any provision of Seller's or the Subsidiary's Organizational Documents; (ii) result in a violation or breach of, or constitute a default, in any material respect, under or, require any notice under, or create any rights of termination, cancellation or acceleration in any third Person, require the consent or approval of any third Person, or in the absence of the consent of any third Person to the transactions contemplated by this Agreement, result in the loss of any material rights or benefits either automatically or at the election of any Person or result in the creation of any lien or encumbrance upon any of the Assets pursuant to the terms or any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which Seller or the Subsidiary is a party or by which any of them or any of the Assets is bound; (iii) violate in any material respect any judgment, order, Permit, injunction, writ, decree or award of any Governmental Body against or binding upon Seller, the Subsidiary or any of the Assets; or (iv) constitute a violation by Seller or the Subsidiary or either automatically or at the election of any Person result in the loss of any rights or benefits under, of any statute, law, rule, ordinance or regulation of any Governmental Body.

        4.5    Financial Statements.    Seller has attached to the Disclosure Schedule the consolidated balance sheets of Seller and the Subsidiary as of and at December 31, 2002 and December 31, 2003 and the consolidated income statements of Seller and the Subsidiary for the two years ended December 31, 2003. The foregoing financial statements, together with the schedules thereto, (i) are in accordance with the books and records of Seller and the Subsidiary and (ii) present fairly the results of operations and financial condition of Seller and the Subsidiary at the dates and for the periods covered by such financial statements; provided, however, that Buyer acknowledges that such financial statements have not been prepared in accordance with GAAP and have not been audited or reviewed by Seller's accountant. The balance sheet as of and at December 31, 2003 is sometimes referred to as the "Balance Sheet."

        4.6    Undisclosed Liabilities.    Neither Seller nor the Subsidiary has any debts or liabilities of any nature whatsoever, whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, known or unknown, and whether due or to become due (including liability for taxes, assessments, penalties, fees or interest), except (i) liabilities of the type not required by GAAP to be reflected or specifically reserved against in the Balance Sheet, which either individually or in the aggregate are not material, (ii) liabilities or obligations specifically reflected or specifically reserved against on the Balance Sheet or the notes thereto or otherwise disclosed in this Agreement or the Schedules to this Agreement or (iii) liabilities arising in the ordinary course of business since the Balance Sheet Date. To the Knowledge of Seller, Seller and Subsidiary have paid all liabilities when due, and neither Seller nor the Subsidiary have any liabilities other than those not yet due in the ordinary course of business in accordance with the terms on which Seller and the Subsidiary customarily due business with vendors of goods, service providers and others.

        4.7    Accounts Receivable.    All accounts receivable and all other receivables that are reflected on the Balance Sheet and all accounts receivable that have arisen since the Balance Sheet Date represent obligations from sales actually made or services actually performed by Seller or the Subsidiary in the ordinary course of business. To the Knowledge of Seller and except to the extent paid before the Closing Date, the accounts receivable are current and collectible. There is no contest or claim, and to the Knowledge of Seller, no defense or right of setoff with any account debtor of an account receivable. Part 4.7 of the Disclosure Schedule contains a list of all accounts receivable as of the date of this Agreement and the aging of each account receivable.

        4.8    Inventories.    To the Knowledge of the Seller, except for defective, damaged, slow moving or obsolete items and items of below-standard quality, all of which have been written off or written down to Seller's good faith estimate of net realizable value on the Balance Sheet, all inventories (including raw materials and supplies, manufactured and purchased parts, goods in process and finished goods) reflected on the Balance Sheet consist of items of a quality and quantity that are fit, usable and, in the case of finished goods, saleable in the ordinary course of business. Items of inventory now on hand that were purchased after the Balance Sheet Date were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase. All items of inventory reflected on the Balance Sheet or acquired after the Balance Sheet Date, except those that have been sold in the ordinary course of business, are owned by Seller or the Subsidiary. To the Knowledge of Seller, the quantities of each item of inventory are not excessive.

        4.9    Absence of Certain Changes.    Since the Balance Sheet Date and except as is specified in Part 4.9 of the Disclosure Schedule:

          (a)   there has not been any material adverse change in the condition (financial or otherwise), net worth, Assets, liabilities, business or results of operations of Seller or the Subsidiary (other than changes made or incurred in the ordinary course of business that are not material and adverse, either individually or in the aggregate), and, to the Knowledge of Seller, no event has occurred or circumstance exists that may result in such a material adverse change;

          (b)   neither Seller nor the Subsidiary has (i) incurred any obligation or liability or entered into, and none of Seller, the Subsidiary or the Assets have become bound by, any agreement, contract, lease or license or series of related agreements, contracts, leases and licenses (except for this Agreement) other than in the ordinary course of business and involving obligations and liabilities not in excess of $10,000 individually or $25,000 in the aggregate; (ii) discharged or satisfied any material lien or other encumbrance, paid any material liability or obligation whether fixed or contingent (except in the ordinary course of business or as required by the terms hereof) or accelerated, terminated, modified or canceled any agreement, contract, lease or license; (iii) mortgaged, pledged or subjected to any lien or other encumbrance any of the Assets; (iv) sold, assigned, transferred, leased or otherwise disposed of or agreed to dispose of any of the Assets (except for sales of inventories in the ordinary course of business); (v) waived or released any material rights; (vi) made any capital expenditure or improvement in excess of $10,000 individually, or $25,000 in the aggregate, or entered into any commitment therefore; (vii) suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets or its business; (viii) paid or agreed to pay any bonuses or make or agree to make any increase in the rate of wages, salaries, or other remuneration of any of the members of the Subsidiary's board of directors, the members of the Seller's board of managers, officers or employees; or (ix) paid or agreed to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any of the members of the Subsidiary's board of directors, the members of the Seller's board of managers, officers or employees, whether past or present; and

          (c)   Seller has not (i) declared or paid any dividends or made any distributions to the Members, either in cash or in kind; (ii) repurchased any of its membership or other equity interests; (iii) made any other payment to or on behalf of any direct or indirect owner of its membership or other equity interests, other than compensation and expense reimbursements to employees in the ordinary course of business; or (iv) sold or disposed of any of its membership or other equity interests.

        4.10    Taxes.

          (a)   Seller has never elected to be classified as an association or corporation for federal or state income or franchise tax purposes, and is and throughout the entire period of its existence has been treated as a partnership for such purposes.

          (b)   Each of Seller and the Subsidiary has timely filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable by Seller or the Subsidiary through the date hereof (whether or not shown or required to be shown on any Tax Return) have been paid. Neither Seller nor the Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens on any of the assets of Seller or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due and payable.

          (c)   Seller and the Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all forms (including Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

          (d)   There is no dispute or claim concerning any Tax liability of Seller or the Subsidiary either (i) claimed or raised by any authority in writing or (ii) to the Knowledge of Seller, based upon personal contact with any agent of any authority. Part 4.10(d) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to Seller and the Subsidiary for taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Seller has delivered or made available to Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller or the Subsidiary since December 31, 2000.

          (e)   Neither Seller nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f)    Seller is not a party to any Tax allocation or sharing agreement with any party other than the Subsidiary. Seller has no liability for the Taxes of any Person other than the Subsidiary under any provision of federal, state, local or foreign law, as a transferee or successor, by contract or otherwise.

        4.11    Litigation.    There are no claims, actions, suits or legal or administrative arbitrations or other proceedings or investigations pending against Seller or the Subsidiary, or, to the Knowledge of Seller, threatened against or affecting Seller or the Subsidiary, before or by any Governmental Body or by any private Person or entity. To the Knowledge of Seller, there are no facts which would provide a basis for any such claim, action, suit or proceeding. There are no existing or to the Knowledge of Seller, threatened, orders, judgments or decrees of any court or Governmental Body which specifically apply to Seller or the Subsidiary or any of the Assets or the Business.

        4.12    Labor Matters.    Neither the employees of Seller nor the employees of the Subsidiary are parties to any collective bargaining agreement, and there are no grievances, disputes or controversies pending or threatened between Seller or the Subsidiary and any union. To the Knowledge of Seller, there have not been and are not now existing any threats of strikes, work stoppages, organizational efforts or demands for collective bargaining by any union or like organization respecting Seller or the Subsidiary. To the Knowledge of Seller, Seller and the Subsidiary have complied in all material respects with all applicable statutes, laws, rules, ordinances or regulations of any Governmental Body relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the Knowledge of Seller, Seller and the Subsidiary have complied in all material respects with all applicable statutes, laws, rules, ordinances or regulations of any Governmental Body relating to occupational safety and are not liable for any penalties for failure to comply therewith. To the Knowledge of Seller, there are no present employees of Seller or the Subsidiary who have expressed an intention not to accept employment with Buyer after the Closing, whose departure Seller or Subsidiary believe may have a Seller Material Adverse Effect.

        4.13    Contracts.

          (a)   Part 4.13 of the Disclosure Schedule contains a complete and accurate list of the following contracts, agreements, leases and other commitments, whether oral or written, to which Seller or the Subsidiary is a party (the "Contracts"): (i) each executory contract, agreement or arrangement for the purchase of any services, materials, supplies or equipment involving individually more than $10,000 or in the aggregate more than $25,000; (ii) each executory contract, agreement or commitment for the sale of assets, products or services involving a value estimated at more than $10,000 including contracts for provision of service warranties, to provide advertising allowances or promotional services and relating to sales on consignment; (iii) each contract with any customer, dealer, distributor, broker, agent, consultant or sales representative; (iv) each employment or nondisclosure contract executed by any employee of Seller or the Subsidiary; (v) each collective bargaining agreement; (vi) each lease or sublease of real or personal property as to which Seller or the Subsidiary is either lessor, lessee, sublessor or sublessee or relating to real or personal property occupied, used or in the possession of Seller or the Subsidiary; (vii) each contract or commitment with or to any present or former member of the Subsidiary's board of directors, member of the Seller's board of managers, officer, member, equity holder or other affiliate of Seller or the Subsidiary; (viii) each mortgage, indenture, note, obligation, agreement or other instrument for or relating to the borrowing of money either as borrower or lender; (ix) each conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement or arrangement whereby any of the Assets is subject to a lien, encumbrance, charge or other restriction in effect on the Closing Date (other than restrictions set forth in the license agreements listed in the Disclosure Schedule and Permitted Liens); (x) guarantees of any obligations for the borrowing of money or otherwise, or any other agreements of guarantee or indemnification (other than endorsements made for collection in the ordinary course of business and indemnification agreements made in the ordinary course of sales of the Products); (xi) each material franchise or franchise agreement, material license or licensing agreement (and other than for standard, commercially available software developed or produced by others); (xii) each contract, agreement or commitment entered into outside the ordinary and usual course of business; (xiii) contracts restricting Seller's or the Subsidiary's right to conduct the Business in any areas or in any way limiting Seller's or the Subsidiary's right to compete; and (xiv) each contract, agreement or commitment, to the Knowledge of Seller, entered into for less than a fair consideration or, to the Knowledge of Seller, which has had or will have a Seller Material Adverse Effect.

          (b)   To the Knowledge of Seller, each Contract is in full force and effect and enforceable against Seller or the Subsidiary and against the other parties thereto, in each case in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. To the Knowledge of Seller, none of Seller, the Subsidiary or any other party thereto, is in breach or default under any Contract and, no event has occurred which with notice or the lapse of time, or both, could constitute a breach or default under any Contract or would accelerate any obligation or create any lien or encumbrance under any Contract. Neither Seller not the Subsidiary has assigned any of their interest in any Contract. No claim has been asserted to Seller in writing that is materially adverse to Seller's or the Subsidiary's rights under any Contract. Neither Seller not the Subsidiary have received any formal notice, written or oral, that Seller, the Subsidiary or any other party thereto is in breach or default under any material provision of any Contract. To the Knowledge of Seller, no Person (i) has threatened to claim any such breach or default or (ii) has threatened to terminate or not renew any Contract.

        4.14    Personal Property.    Part 4.14 of the Disclosure Schedule contains a complete and accurate list of all machinery, equipment, furniture, fixtures and other tangible personal property (collectively, the "Personal Property") with an original cost in excess of $5,000 owned by Seller or the Subsidiary or used in connection with the Business, as of the Balance Sheet Date, separately identifying the Personal Property owned and that not owned. Part 4.14 of the Disclosure Schedule also includes the net book value of each of such assets as of the Balance Sheet Date and consistent with the Balance Sheet, and, unless Seller includes on Part 4.14 of the Disclosure Schedule all items of Personal Property with an original cost of $10,000 or less, the aggregate net book value, as of the Balance Sheet Date and consistent with the Balance Sheet, of all Personal Property with an original cost of $10,000 or less (designated as "Other Personal Property"). Part 4.14 of the Disclosure Schedule also separately identifies (i) any and all of such assets that Seller or the Subsidiary disposed of after the Balance Sheet Date and on or before the Closing Date, together with the net book value as of the Balance Sheet Date of each of such assets disposed of, and (ii) any and all Assets acquired by Seller or the Subsidiary after the Balance Sheet Date and on or before the Closing Date, together with the net book value of each of such Assets as of the date of their acquisition by Seller or the Subsidiary. Part 4.14 of the Disclosure Schedule shall specify, for each listed item of Personal Property whether such item of Personal Property is owned or was acquired or disposed of by Seller or the Subsidiary.. Except for Permitted Liens, all Personal Property owned or leased by Seller or the Subsidiary is free and clear of all liens, claims, changes, pledges, security interests and encumbrances of any kind or nature, and Seller or the Subsidiary owns good and transferable title to all of the Personal Property other than that identified in Part 4.14 of the Disclosure Schedule as being leased by Seller or Subsidiary. All items of Personal Property owned or leased by Seller or the Subsidiary are in good operating condition and repair, fit for their intended purpose, normal wear and tear excepted.

        4.15    Real Property.    Neither Seller nor the Subsidiary owns any real property. Part 4.15 of the Disclosure Schedule hereto lists all the real property leased or otherwise used by Seller or the Subsidiary in connection with its business and operations. The leases set forth in Part 4.15 of the Disclosure Schedule constitute valid and enforceable leasehold interests of Seller and the Subsidiary, free and clear of all liens, charges or encumbrances (other than Permitted Liens), and no claim has been asserted adverse to the rights of Seller or the Subsidiary affecting or questioning Seller's or the Subsidiary's right to the continued possession or use of the leased premises.

        4.16    Permits and Licenses; Compliance with Laws.

          (a)   Part 4.16 of the Disclosure Schedule contains a list of all permits, licenses, notices and other approvals and authorizations of all Governmental Bodies issued to or held by Seller or the Subsidiary and relating to the Business as conducted prior to the Closing Date (collectively, the "Permits"). The Permits comprise all permits, licenses, notices and other approvals and authorizations of all Governmental Bodies which are necessary for conduct of Seller's and the Subsidiary's Business as conducted prior to the Closing Date, except where failure to have such Permit would not have a Seller Material Adverse Effect, and all of such Permits are in full force and effect as of the Closing Date.

          (b)   To the Knowledge of Seller, conduct of Seller's and the Subsidiary's Business has not and does not violate in any material respect any statute, law, rule, ordinance, regulation, order, judgment or decree of any Governmental Body that applies to Seller or the Subsidiary or use or operation of the Assets or conduct of the Business. Neither Seller not the Subsidiary has received any complaint, summons, citation or notice of violation from any Governmental Body with regard to the use or operation of the Assets and conduct of the Business.

        4.17    Intellectual Property.

          (a)   Part 4.17 of the Disclosure Schedule sets forth an accurate and complete list of the material Intellectual Property. True and complete copies of all materials comprising such Intellectual Property (other than standard, commercially available software developed or produced by others) have been provided or made available to Buyer.

          (b)   Seller and the Subsidiary have the right to use all material Intellectual Property (such Intellectual Property and the rights thereto, including any rights to recovery for infringement, are collectively referred to in this Agreement as the "IP Rights"). There are no royalty agreements with any Person with respect to commercialization of any products presently sold or under development by Seller or the Subsidiary except license fees associated with commercially available items. Seller has taken all steps commercially reasonable or appropriate to maintain and fully protect all IP Rights. Seller has no Knowledge of any misuse, infringement, misappropriation or other violation of any IP Rights of any other Person and Seller has no Knowledge of any actual, pending or threatened proceeding alleging any misuse, infringement, misappropriation or other violation of any IP Rights of any other Person. Except as set forth in Part 4.13 of the Disclosure Schedule, neither Seller nor the Subsidiary has entered into any agreement, commitment or arrangement (whether written or oral) to license or otherwise permit the use or exploitation of any IP Rights by any other Person (including that which would prevent, restrict or otherwise inhibit Buyer's freedom to use and exploit any IP Rights).

          (c)   The execution, delivery and performance by Seller and Subsidiary of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any IP Rights and will not (i) cause the material modification of any terms of any licenses or agreements relating to any IP Rights (including the modification of the effective rate of any royalties or other payments provided for in any such license or agreement); (ii) cause the forfeiture or termination of any IP Rights; (iii) give rise to a right of forfeiture or termination of any IP Rights; or (iv) materially impair the right of Buyer to use, sell or license any IP Rights or portion thereof.

          (d)   None of the manufacture, marketing, license, sale or intended use of any past or current product or technology licensed, sold or under development by the Seller or the Subsidiary (i) violates any license or agreement between Seller or the Subsidiary and any other Person or (ii) to the Knowledge of Seller, infringes any patents, trademarks, service marks, trade names, copyrights, logos, corporate names or identifying marks and styles of any other Person, or otherwise violates or infringes upon any intellectual property, trade secret or other confidential or proprietary information of any other Person. To the Knowledge of Seller, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any IP Rights of Seller, nor has Seller or the Subsidiary received any notice asserting that any IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any Person.

          (e)   To the Knowledge of Seller, none of Seller's or the Subsidiary's employees or consultants with access to proprietary information of Seller and the Subsidiary, is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any Governmental Body that would (i) interfere with (A) the normal duties reasonably expected for the position held by that employee, or (B) such consultant's duties to Seller and the Subsidiary, or (ii) would conflict with Seller's or the Subsidiary's Business as presently conducted or as presently proposed to be conducted. Seller and the Subsidiary have not entered into agreements to indemnify any Person against any charge of infringement or misappropriation of any intellectual property, other than as set forth in Part 4.17(e) of the Disclosure Schedule and in indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current and former employees and consultants have signed written assignments to Seller or the Subsidiary of any and all rights or claims in any intellectual property that any such employees or consultants have or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the Business, and Seller or the Subsidiary possesses original signed copies of all such written assignments in its files and has provided or made available copies of same to Buyer.

        4.18    Web Site Domains.    Seller and the Subsidiary own or have valid licenses to use all of the content (including the domain names) and software relating to the World Wide Web domains set forth on Part 4.18 of the Disclosure Schedule.

        4.19    Adequacy of Assets.    The Assets constitute all of the assets, tangible and intangible, and to the Knowledge of Seller, rights necessary to conduct the Business of Seller and the Subsidiary as presently conducted by them and include all of the operating assets of Seller and the Subsidiary.

        4.20    Documents and Records.    The documents and records that Seller is delivering to Buyer are true and correct in all material respects and accurately reflect the status of the business relationships with customers and suppliers of Seller and the Subsidiary. There are no arrangements or agreements which would have a Seller Material Adverse Effect.

        4.21    Insurance.    Part 4.21 of the Disclosure Schedule contains a list identifying all insurance policies and indemnity and surety bonds with respect to the Seller's and the Subsidiary's Business and the Assets. All such policies and bonds are in full force and effect and there are no outstanding requirements or recommendations by any insurance or surety company or by any governmental authority which require or recommend repairs or other work to be done on or with respect to any of the Assets. Seller has not received any notice or other communication from any such insurance or surety company canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and to the Knowledge of Seller, no such cancellation, amendment or increase of premiums is threatened.

        4.22    Notification re Insurance Claims.    Seller has promptly and adequately notified its insurance carriers of any and all claims with respect to the properties, operations or products of Seller or the Subsidiary for which Seller or the Subsidiary is insured.

        4.23    Environmental Matters.    The use by Seller or the Subsidiary of each parcel of real property currently leased, occupied, maintained or operated by Seller or the Subsidiary comply in all material respects with, and neither Seller nor the Subsidiary is in material violation of, or has materially violated, in connection with the leasing occupation, maintenance or operation of such real property and the conduct of the business related thereto, any applicable Environmental Law. Neither the Seller nor the Subsidiary have received, nor, to the Knowledge of Seller, are pending or threatened any notice, order or communication from any Governmental Body or from any private citizen acting in the public interest or a current or prior owner, lessee, occupier or operator of any such real property of any violation of, failure to comply with, or any obligation to bear the cost of any liability under, any Environmental Law. To the Knowledge of Seller, there is no Environmental Law requiring any work, repairs, construction or capital expenditures with respect to any such real property, nor has Seller or the Subsidiary received any notice of any of the foregoing.

        4.24    Employee Benefit Plans and Agreements.    Part 4.24 of the Disclosure Schedule contains a true and complete list of all pension, profit sharing, retirement, deferred compensation, bonus, incentive, stock option, stock purchase, severance, fringe benefit, welfare or other employee benefit plans, agreements, arrangements or understandings to which Seller or the Subsidiary are parties, that are maintained, sponsored or contributed to by Seller or the Subsidiary or that relate to or provide benefits for any employees or former employees of Seller or the Subsidiary. With respect to Seller and each other employer which, along with Seller, is treated as a single employer for the purposes of Title IV of ERISA, since the effective date of ERISA:

          (a)   No such employer has made contributions to, or withdrawn in a complete or partial withdrawal (resulting in a withdrawal liability) from, a multiemployer plan (as defined in ERISA);

          (b)   No single-employer plan (as defined in ERISA) sponsored, maintained or contributed to by such an employer has been terminated or has been the subject of a notice of intent to terminate filed with the Pension Benefit Guaranty Corporation;

          (c)   No pension plan (as defined in ERISA) sponsored, maintained or contributed to by such an employer has incurred any accumulated funding deficiency (as defined in ERISA), whether or not waived; and

          (d)   No reportable event (as defined in ERISA) has occurred with respect to any such pension plan (other than such reportable event for which notice has been waived by regulation or statute).

        4.25    Certain Payments.    Since January 1, 1999, none of Seller, Subsidiary, any member of the Seller, member of the Subsidiary's board of directors, member of the Seller's board of managers, officer, agent, or employee of Seller or the Subsidiary, or any predecessor or any other Person associated with or acting for or on behalf of Seller or the Subsidiary or any predecessor, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, the Subsidiary, any predecessor, or any affiliate of Seller the Subsidiary or any predecessor, or (D) in violation of any statute, law, rule, ordinance or regulation of any Governmental Body; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller or the Subsidiary.

        4.26    Conflicts of Interest.

          (a)   Except as set forth in Part 4.26 of Disclosure Schedules, to the Knowledge of Seller, no member of the Subsidiary's board of directors, member of the Seller's board of managers, officer, employee or member of Seller or the Subsidiary, entity controlled by any such director, manager, officer, employee or member of Seller or the Subsidiary, or relative of any such director, manager, officer, employee or member of Seller or the Subsidiary (i) owns, directly or indirectly, any interest in excess of three percent in, or is an employee or representative of or consultant to, any corporation, firm, association or other business entity or organization which is, or is engaged in business as, a supplier of products or services to Seller or the Subsidiary, a competitor of Seller or the Subsidiary or to whom Seller or the Subsidiary sells or provides goods or services; (ii) owns, directly or indirectly, in whole or in part any tangible or intangible property which Seller or the Subsidiary is using or the use of which is necessary for the conduct of the Business; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, Seller or the Subsidiary.

          (b)   Part 4.26 of the Disclosure Schedule contains a complete and accurate description of all past and present transactions, agreements, contracts, loans, guarantees and other commitments by Seller or the Subsidiary with or for the benefit of any member of the Subsidiary's board of directors, member of the Seller's board of managers, officer, employee or member of Seller or the Subsidiary, entity controlled by any such director, manager, officer, employee or member of Seller or the Subsidiary, or relative of any such director, manager, officer, employee or member of Seller or the Subsidiary. All such transactions, agreements, contracts, loans, guarantees and other commitments were made in the ordinary course of business and contained only such terms as would have been agreed to by unaffiliated Persons in an arms' length transaction.

        4.27    Bank and Financial Accounts.    Part 4.27 of the Disclosure Schedule is a true and complete list of: (i) names and locations of all banks and other financial institutions at which Seller or the Subsidiary maintains accounts, the account number of each such account, and the names of all Persons authorized to make withdrawals therefrom; (ii) the names and locations of all banks and other financial institutions that have issued certificates of the deposit or similar financial instruments held by Seller or the Subsidiary and the principal amount and maturity dates of such certificates of deposit or other instruments; and (iii) the names and locations of all banks or other entities in which Seller or the Subsidiary rents, holds or has access to a safety deposit box or similar secure storage device or facility and the names of all Persons authorized to open such boxes, devices or facilities.

        4.28    No Brokers' or Finders' Fees.    Neither Seller nor the Subsidiary, the members of Seller nor any officer or member of the Subsidiary's board of directors or member of the Seller's board of managers has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement, other than fees payable to Andersen & Co., LLC, if any.

5.     BUYER'S REPRESENTATIONS AND WARRANTIES

        Buyer represents and warrants to Seller and the Subsidiary as follows:

        5.1    Organization and Good Standing.    Buyer is a duly organized, validly existing company registered in England and Wales under the Companies Act 1985 and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

        5.2    Authorization.    Buyer has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary and proper action. This Agreement has been duly executed and delivered on behalf of Buyer and is a legal, valid and binding obligation of Buyer, and each other instrument contemplated by this Agreement, when executed and delivered by Buyer in accordance with the provisions of this Agreement, will be a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and general equitable principles.

        5.3    No Breach or Violation.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate or conflict with any provision of Buyer's Organizational Documents; (ii) conflict with, or result in a violation or breach of, or constitute a default under, any term or provision of any contract, indenture, mortgage, lease, agreement, instrument, commitment or other arrangement to which Buyer is a party or by which it is bound; (iii) violate any judgment, order, injunction, writ, decree or award of any Governmental Body against, or binding upon Buyer; or (iv) constitute a violation by Buyer of any statute, law, rule, ordinance or regulation of any Governmental Body.

        5.4    No Brokers' or Finders' Fees.    None of Buyer, Buyers' shareholders or any officer or director of Buyer has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders' fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

        5.5    Financial Statements.    Buyer has delivered to Seller the audited consolidated balance sheets and consolidated income statements of Buyer and its subsidiaries as of and at December 31, 2002, and unaudited consolidated balance sheets and consolidated income statements of Buyer and its subsidiaries as of and at December 31, 2003. The foregoing financial statements, together with the schedules thereto, (a) are in accordance with the books and records of Buyer and its subsidiaries and (b) present fairly the results of operations and financial condition of Buyer and its subsidiaries at the dates and for the periods covered by such financial statements, except to the extent that footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been omitted; provided however, that Seller acknowledges that such financial statements have not been prepared in accordance with U.S. GAAP.

        5.6    Undisclosed Liabilities.    Neither Buyer nor any of its subsidiaries has any debts or liabilities of any nature whatsoever, whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, known or unknown, and whether due or to become due (including liability for taxes, assessments, penalties, fees or interest), except (i) liabilities of the type not required by GAAP to be reflected or specifically reserved against in the Buyer's consolidated balance sheets, which to the Knowledge of Buyer either individually or in the aggregate are not material; (ii) liabilities or obligations specifically reflected or specifically reserved against on the Buyer's consolidated balance sheets or the notes thereto or otherwise disclosed in this Agreement; or (iii) liabilities arising in the ordinary course of business since November 30, 2003. Buyer and its subsidiaries have paid all liabilities when due, and neither Buyer nor its subsidiaries have any liabilities other than those not yet due in the ordinary course of business in accordance with the terms on which Buyer or its subsidiaries customarily do business with vendors of goods, service providers and others.

        5.7    Absence of Certain Changes.    Since November 30, 2003, there has not been any material adverse change in the condition (financial or otherwise), net worth, assets, liabilities, business or results of operations of Buyer or its subsidiaries (other than changes made or incurred in the ordinary course of business that are not material and adverse, either individually or in the aggregate).

6.     COVENANTS

        6.1    Name Change.    Seller will immediately after the Closing Date take all such action as may be required to change its name promptly following the Closing Date to one which does not include the name "ZT Automation" or any variant thereof.

        6.2    Bulk Transfer Laws.    The parties mutually agree to waive compliance with the provisions of the California Uniform Commercial Code—Bulk Transfer Law or any other applicable "bulk transfer" law in connection with the sale of the Assets. Nothing herein contained shall be construed as an acknowledgment by any Person that any such law is applicable to such sale.

        6.3    Records and Documents.    For six years following the Closing Date, Buyer shall grant to Seller and its representatives, at Seller's request, access to and the right to make copies of, at Seller's expense, books, records, documents, and files, possession of which is transferred to Buyer pursuant to this Agreement. If after such period, Buyer determines to dispose of any such books, records, documents or files, it shall first give Seller 60 days' written notice during which period Seller shall have the right to take all or part of such records.

        6.4    Public Announcements.    Except as and to the extent required by law, without the prior written consent of the other party, none of Buyer, Seller, or the Subsidiary will, and each will direct its officers, directors, employees and representatives not to, make directly or indirectly any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction contemplated by this Agreement. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

        6.5    Sales Tax Matters; Tax Clearance Certificates.

          (a)   Transfer Taxes

            (i)    Within five days after providing the Allocation to Seller as provided in Section 2.8, Buyer shall cause XII to pay to Seller an amount equal to 8.25% of the aggregate amount allocated on such Allocation (prior to the addition of California sales tax thereon) to tangible personal property located in Fremont, California on the Closing Date, excluding inventory, work in process and raw materials held for resale, motor vehicles and any other items that Buyer reasonably determines are not subject to California sales tax.

            (ii)   Within five days after the later of (i) the date on which Buyer provides the allocation to Seller as provided in Section 2.8, or (ii) the date on which Seller provides to Buyer an invoice for the Singapore goods and services tax, if applicable, to the purchase and sale of the Assets pursuant to this Agreement, together with an analysis and calculations supporting the applicability and amount of such tax, Buyer shall cause XSL to pay to Seller the amount of the applicable Singapore goods and services tax ("GST"). The parties acknowledge and agree that the Business of the Subsidiary and its Assets (the "Subsidiary Assets") shall be sold as a going concern for the purposes of the Goods and Services Tax (Excluded Transactions) Order 1994, Singapore (the "Order") and GST should not be chargeable in respect of that part of the Purchase Price allocated to the Subsidiary Assets. To this end, Buyer agrees that after Closing XSL shall use the Subsidiary Assets in carrying on the same kind of business as the Business, whether or not as part of any existing business of XSL. In connection with the foregoing, the parties agree that in the event there are any requests and/or enquiries from the GST authority the same shall be dealt with by the Subsidiary and Buyer in consultation with each other and they shall co-operate with and provide all necessary information and assistance required by the GST authority upon being requested to do so by the other.

            (iii)  Within five days after the date on which Seller provides to Buyer an invoice, together with appropriate supporting information, for any Transfer Taxes other than California sales tax and GST, Buyer shall pay, and/or cause XII or XSL to pay, to Seller the amount of the applicable tax, fee or other charge.

            (iv)  Seller and the Subsidiary shall, at their own expense, prepare and file all necessary Tax Returns and other documentation with respect to, and shall pay, all Transfer Taxes, and, if required by applicable law, the parties shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that Buyer shall pay, and/or cause XII or XSL to pay to Seller or Subsidiary all out-of-pocket expenses incurred in preparing and filing all necessary Tax Returns and other documentation with respect to all Transfer Taxes; provided, further, that Buyer also make available and shall cause XII and XSL to make available to Seller or Subsidiary the services of employees of Buyer, XII and XSL reasonably requested by Seller to prepare and file all necessary Tax Returns and other documentation with respect to all Transfer Taxes at no cost to Seller or Subsidiary.

          (b)   If Buyer, XII or XSL elects to request a certificate from any taxing authority to the effect that no taxes, interest or penalties, whether arising from or in connection with the sale of the Assets hereunder or otherwise, are required to be withheld by Buyer, XII or XSL from the purchase price paid or to be paid to Seller, including a certificate of payment from the California State Board of Equalization as to California sales and use taxes and a certificate of release of buyer from the California Employment Development Department as to California employment taxes and income tax withholdings, Seller shall use commercially reasonable efforts, at Buyer's expense, to promptly comply with all reasonable requests made by Buyer, XII or XSL or the taxing authority in order to facilitate the prompt issuance of the certificate by the taxing authority to Buyer, XII or XSL. Without limiting the generality of the immediately preceding sentence, Seller shall timely file all applicable tax returns, and timely make Seller's records available to the taxing authority for audit, in each case as required for the prompt issuance of any certificate described in the immediately preceding sentence.

        6.6    Transaction Costs.    Whether or not the transactions contemplated by this Agreement are consummated, Seller shall be responsible for and shall pay all of Seller's and the Subsidiary's Transaction Costs, including any fees to be paid to Andersen & Co., LLC if any, and Buyer shall be responsible for and shall pay all of its Transaction Costs.

        6.7    Employee Matters.    Buyer or its affiliates have extended offers of employment to all employees of the Seller and Subsidiary, other than Neil A. Brumberger and Bryan Clark, which employment offers are conditioned upon the consummation of the transactions contemplated by this Agreement (the "Employment Offers"). Employees of Seller and the Subsidiary who accept the Employment Offers shall be eligible for participation in the employee benefit plans of Buyer.

        6.8    COBRA.    From the Closing, Seller shall cease to provide any group health plan to any employee. Commencing on the later of (i) the date Seller ceases to provide any group health plan to any employee or (ii) the Closing Date, Buyer shall be responsible for providing continuation coverage and notice of such continuing coverage as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), under a group health plan maintained by Buyer, to those individuals, including current and former employees of Seller and the Subsidiary and any other qualified beneficiaries under COBRA with respect to such current and former employees, who are "M & A qualified beneficiaries," as defined in Treas. Reg. § 54.4980B-9, Q&A-4(a) and (c), with respect to the transactions contemplated in this Agreement.

        6.9    Compliance with Singapore Employment Law.    Notwithstanding Section 6.7 but subject to the Closing, the transfer of employment of the individuals listed on Schedule 6.9, who are employees of the Subsidiary prior to the Closing and protected by the Employment Act Chapter 91 of the laws of Singapore, shall be governed by Section 18A of the Employment Act of the laws of Singapore, and Buyer and the Subsidiary shall each comply with their respective obligations under such Section 18A.

        6.10    Revised Disclosure.    Seller shall deliver to Buyer a revised Schedule 2.1 within seven days of the Closing Date. Such revised Schedule 2.1 shall contain all of the information required pursuant to Section 2.1 of the Agreement. Seller shall also deliver to Buyer Attachment 4.8 to the Disclosure Schedule within seven days of the Closing Date. Such Attachment 4.8 to the Disclosure Schedule shall be in a form mutually agreed upon by both Buyer and Seller.

        6.11    Bank Guarantee or Standby Letter of Credit.    Within five days after the Closing Date, Buyer shall deliver to Seller and the Subsidiary a bank guarantee or standby letter of credit equal to the portion of the Purchase Price specified in Section 2.4(b) providing for (i) an expiration date of such bank guarantee or standby letter of credit of September 30, 2005 and (ii) permitting partial drawings thereunder, up to but not to exceed the portion of the Purchase Price specified in Section 2.4(b), and in all other respects in a form mutually agreed upon by Buyer, Seller and HSBC Bank. Upon Seller's receipt of an original bank guarantee or standby letter of credit as provided for in this Section 6.11, Seller and the Subsidiary shall return to Buyer, in the manner requested by Buyer, that certain original letter of credit from HSBC Bank, dated February 18, 2004, and previously delivered by Buyer to Seller and the Subsidiary on the Closing Date.

7.     SURVIVAL AND INDEMNIFICATION

        7.1    Survival.    The respective representations and warranties of Seller, the Subsidiary and Buyer set forth in this Agreement (including statements contained in any schedule or certificate or other instrument delivered by or on behalf of any party hereto or in connection with the transactions contemplated hereby), and any term or provision of this Agreement intended, by its terms, to be observed and performed after the Closing Date, shall survive the execution of this Agreement, the Closing and any examinations, investigations or inspections made by or on behalf of the parties until February 28, 2005; provided, however, that (i) the representations and warranties contained in Section 4.10 shall survive for a period of 60 days following the expiration of the applicable statute of limitations with respect to such representations and warranties and (ii) if, prior to such termination, a state of facts shall have become known which threatens to give rise to a liability against which any party or parties hereto would be entitled to indemnification hereunder and the indemnified party or parties shall have given notice of a claim for indemnification pursuant to Section 7.4 with respect to such state of facts to the indemnifying party or parties, then the rights of the indemnified party or parties to indemnification with respect to such liability shall continue until such particular liability shall have been finally determined and disposed of.

        7.2    Seller's Indemnification.    Seller Indemnitors agree, as provided in this Agreement and the Joinder Agreement, to indemnify and hold Buyer, its officers, directors, shareholders, affiliates and representatives (collectively, the "Buyer Indemnitees") each harmless from and against and in respect of any damages, losses, liabilities, claims or expenses (including court costs and reasonable attorneys' fees associated therewith) ("Buyer Damages") arising from or incurred by any Buyer Indemnitee as a result of:

          (i)    the inaccuracy of any representation or breach of any warranty of Seller contained in this Agreement (including any Schedule, Exhibit or certificate or other instrument delivered by or on behalf of Seller or the Subsidiary or in connection with the transactions contemplated hereby);

          (ii)   any default by Seller in the observance or performance of any covenant or obligation on its part to be observed or performed under this Agreement; and

          (iii)  the Retained Liabilities.

        The amount of any Buyer Damages shall be reduced by any amount actually received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other responsible party. Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from any responsible Person other than a party to this Agreement. If a Buyer Indemnitee receives an amount under insurance coverage from such other Person other than a party to this Agreement with respect to Buyer Damages at any time prior to any indemnification provided by Seller or the Subsidiary pursuant to this Section 7.2, Buyer Indemnitees' out-of-pocket costs incurred in connection with the collection of such amount shall offset such reduction. If a Buyer Indemnitee receives an amount under insurance coverage from such other Person other than a party to this Agreement with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller or the Subsidiary pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse Seller first for any payment made to such Buyer Indemnitee, without regard to out-of-pocket costs incurred by Buyer Indemnitee in connection with the collection of such amount or out-of-pocket expenses incurred by Seller or the Subsidiary in connection with providing such indemnification, but only to the extent that such amount received by such Buyer Indemnitee under insurance coverage plus the amount of any indemnification provided to such Buyer Indemnitee by Seller or the Subsidiary exceed the Buyer Damages and thereafter reimbursing Buyer Indemnitee, on the one hand, and Seller and Subsidiary, on the other hand, dollar-for-dollar for any out-of-pocket costs incurred by Buyer Indemnitee in connection with the collection of such amount or out-of-pocket expenses incurred by Seller or the Subsidiary in connection with providing such indemnification, respectively.

        7.3    Buyer's Indemnification.    Buyer agrees to indemnify and hold Seller, the Subsidiary, their officers, directors, affiliates and representatives (collectively, the "Seller Indemnitees") each harmless from and against and in respect of any damages, losses, liabilities, claims or expenses (including court costs and reasonable attorneys' fees associated therewith) ("Seller Damages") arising from or incurred by any Seller Indemnitee as a result of:

          (i)    the inaccuracy of any representation or breach of any warranty of Buyer contained in this Agreement (including any Schedule, Exhibit, certificate or other instrument delivered by or on behalf of Buyer or in connection with the transactions contemplated hereby);

          (ii)   any default by Buyer in the observance or performance of any covenant or obligation on its part to be observed or performed under this Agreement;

          (iii)  the Assumed Liabilities; and

          (iv)  the use or operation of the Assets and conduct of the Business on and after the Closing Date.

        7.4    Indemnification Procedure; Defense.    As soon as reasonably practical after obtaining knowledge thereof, the indemnified party or parties shall notify the indemnifying party or parties of any claim or demand which the indemnified party or parties have determined has given or could give rise to a right of indemnification under this Agreement. Any claims for indemnification under this Section 7 shall be in writing and shall set forth in reasonable detail: (i) the amount in US dollars that the party seeking indemnification has paid or accrued or reasonably believes that it will have to pay or accrue for its Damages; (ii) specifying the individual amounts or items included in the total amount claimed, the date each such item was paid or accrued; and (iii) the basis for such anticipated or actual Damages, the facts giving rise to the claim or alleged basis for the claim, and the nature of the misrepresentation, breach of warranty or covenant or other matter to which such item is related. However, subject to Section 7.1, the failure of the indemnified party to give notice of any such claim promptly shall not adversely affect the indemnified party's right to indemnity hereunder except to the extent that such failure adversely affects the right of the indemnifying party to assert any reasonable defense to such claim.

        7.5    Matters Involving Third Parties.

          (a)   If any third party shall notify any indemnified party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any indemnifying party under this Section 7, then the indemnified party shall promptly notify each indemnifying party thereof in writing.

          (b)   Any indemnifying party will have the right to defend the indemnified party against the Third Party Claim so long as: (i) the indemnifying party notifies the indemnified party in writing within 20 days after the indemnified party has given notice of the Third Party Claim that the indemnifying party will indemnify the indemnified party from and against the entirety of any Damages the indemnified party may suffer resulting from or caused by the Third Party Claim; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief that is likely to have a material adverse effect on the indemnified party; and (iii) the indemnifying party conducts the defense of the Third Party Claim actively and diligently. If the indemnifying party assumes the defense of any such claim, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such Third Party Claim. If the indemnifying party shall have assumed the defense of any Third Party Claim in accordance with this Section 7.5(b), the indemnifying party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, without the prior consent of the indemnified party; provided, however, that: (i) the indemnifying party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) such settlement or judgment does not involve the encumbrance of any assets of the indemnified party or include any restriction that would apply to the indemnified party; and (iii) that a condition to any such settlement shall be a complete release of such indemnified party and its affiliates, directors, officers, employees and agents with respect to such Third Party Claim.

          (c)   So long as the indemnifying party is conducting the defense of the Third Party Claim in accordance with Section 7.5(b) above, (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim and (ii) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party, which consent shall not to be unreasonably withheld or delayed. Each indemnified party shall, and shall cause each of its affiliates, directors, officers, employees and agents to, cooperate fully with the indemnifying party in the defense of such Third Party Claim being defended by the indemnifying party pursuant to Section 7.5(b), including providing full access to documents, properties, books and records reasonably requested by the indemnifying party and make available all officers, directors, employees and indemnified parties reasonably requested by the indemnifying party for investigations, depositions and trial.

          (d)   In the event any of the conditions in Section 7.5(b) and 7.5(c) above are or become unsatisfied or the indemnifying party does not assume the defense of such Third Party Claim in the first instance, (i) the indemnified party will have the right to defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate, subject to the prior written consent of the indemnifying party, which consent shall not to be unreasonably withheld or delayed and (ii) the indemnifying parties will reimburse the indemnified party for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses).

        7.6    Limitations to Indemnification.    (a) Seller Indemnitors will have no liability for indemnification with respect to any of the matters described in Section 7.2 unless the total of all Buyer Damages with respect to such matters exceeds a threshold of $250,000, in which event Seller Indemnitors shall have liability for all Buyer Damages in excess of $250,000 as provided in this Section 7.6. Any Buyer Damages arising under Section 4.10 shall not be counted for the purposes of calculating the $250,000 threshold. Seller Indemnitors shall have liability for Buyer Damages and indemnification under this Agreement up to a maximum of $6,000,000 (subject to Section 7.6(b)) solely as follows:

            (i)    The first $2,000,000 of Buyer Damages for which Buyer Indemnitees may be entitled to indemnification with respect to a claim under this Article 7 shall be paid to Buyer Indemnitees by offset adjustment from the amount otherwise payable to Seller pursuant to Section 2.4(b); and

            (ii)   Any Buyer Damages in excess of $2,000,000 for which Buyer Indemnitees may be entitled to indemnification with respect to a claim under this Section 7 shall be paid to Buyer Indemnitees by offset of any amounts due or that become due to Seller pursuant to the Earnout. If, however, any of the Earnout or the amount payable pursuant to Section 2.4(b) has been paid to Seller before the assertion of a claim under this Section 7, Seller Indemnitors shall be liable to pay to Buyer Indemnitees up to the amount of all Earnout Payments previously distributed by Seller and Subsidiary but shall in no event be liable for any amount in excess of such previously distributed Earnout payments and payments pursuant to Section 2.4(b).

          (b)   The threshold and maximum limitation of this Section 7.6 shall not apply to fraud or any breach of Section 6.6. No claim by a Buyer Indemnitee for indemnification under Section 7.2(i) may be made after February 28, 2005; provided, however, that claims for Buyer Damages arising from or incurred by a Buyer Indemnitee as a result of the inaccuracy of the representations or breach of the warranties of Seller and the Subsidiary contained in Section 4.10 may be made on or before the 60th day following the expiration of the applicable statute of limitations with respect to such representations and warranties. A claim by a Buyer Indemnitee for indemnification under Section 7.2(ii) or Section 7.2(iii) may be made at any time after the Closing Date.

        7.7    Maintenance of LLC Entity and Funds.    Seller shall maintain its existence, and not initiate or consummate any action to liquidate, dissolve or wind-up its existence until the expiration of all Quarterly Earnout Periods.

8.     MISCELLANEOUS

        8.1    Headings.    The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.2    Governing Law.    The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

        8.3    Entire Agreement.    This Agreement, including the Exhibits and Schedules, and the Joinder Agreement embody the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations, representations and discussions, whether verbal or written, of the parties, pertaining to that subject matter, including that certain letter between the Buyer and the Seller dated December 11, 2003. There are no promises, terms, conditions or obligations of the parties pertaining to that subject matter other than as contained in this Agreement and the Joinder Agreement. All schedules and exhibits to this Agreement constitute an integral part of this Agreement as if fully written herein.

        8.4    Assignment.    Neither this Agreement nor any rights under this Agreement may be assigned by any party without the prior written consent of the other party, provided that Seller may assign its rights to the members of Seller or to a liquidating trust of which they are the beneficiaries, and Buyer may assign but not novate its rights to one or more of its affiliates.

        8.5    Binding Effect.    The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

        8.6    Parties in Interest.    Nothing in this Agreement, expressed or implied, is intended to confer on any Person or entity other than the parties any right or remedy under or by reason of this Agreement.

        8.7    Notices.    Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Person to which it is directed, or when the period set forth below expires (whether or not it is actually received):

          (a)   if transmitted by telecopier, telex or facsimile transmission ("fax"), 24 hours after (i) transmission to the Person's fax number set forth below, with the Person's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Person of written confirmation of successful transmission, which confirmation may be produced by the transmitting Person's equipment;

          (b)   if deposited in the mail, postage prepaid, and addressed to the Person to receive it as set forth below, (i) four days after such deposit if addressed to a location in the same country, or (ii) 10 days after such deposit if addressed to a location outside of the country in which deposited; or

          (c)   if sent by DHL Worldwide Express, or a similar delivery service in general usage for delivery to the address of the Person to receive it as set forth below, 24 hours after the delivery time promised by the delivery service:

        If to Buyer or any Buyer Indemnitee:

  Xyratex Technology Limited
  Langstone Road
  Havant
  Hampshire PO9 1SA
  United Kingdom
  Attention: David Bradley
  Fax No. +44 23 9245 3654

  With a copy to:

  Heller Ehrman White & McAuliffe LLP
  601 S. Figueroa Street, 40th Floor
  Los Angeles, California 90017-5758
  Attention: Stephen E. Newton
  Fax No. (213) 614-1868

  If to Seller, the Subsidiary or any Seller Indemnitee:

  Areal Density LLC
  106 Ohlone Ct.
  Los Gatos, California 95032
  Attention: Neil A. Brumberger
  Fax No. (408) 395-3750

  With a copy to:

  Latham & Watkins LLP
  135 Commonwealth Drive
  Menlo Park, California 94025
  Attention: Christopher L. Kaufman
  Fax No. (650) 463-2600

or to such other address as a Person to whom notice is to be given has furnished to the other Persons listed above in the manner provided above.

        8.8    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

        8.9    Amendments and Waiver.    This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Any party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waving party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by that party of its or any other party's compliance with any representations or warranties or with any provisions of this Agreement. No waiver by any party of a breach of any provision of this Agreement shall be construed as a wavier of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

        8.10    Attorneys' Fees.    If any party files suit or takes other action to enforce any provision of this Agreement, the prevailing party shall be entitled to all costs and expenses of suit and investigation (not limited to court costs), including attorneys' fees at the hourly rates usually charged by that party's attorneys.

        8.11    Severability.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

        8.12    Dispute Resolution.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The parties shall attempt to resolve any disputes or claims among themselves; provided, however, that any party may at any time send written notice to the other party, with a copy to the American Arbitration Association of its demand for arbitration, which demand shall contain a statement setting forth in reasonable detail the nature of the dispute, the names and addresses of all other parties, the amount involved, if any, the section(s) of this Agreement to which the dispute relates and the remedy sought.

        Any arbitration shall be heard by a single neutral arbitrator. The arbitrator appointed must be a former or retired judge of the California Superior Court or any higher court in California. The parties shall attempt to mutually agree on an arbitrator and may select such arbitrator from a list of names of qualified arbitrators provided by the American Arbitration Association or may nominate other candidates to serve as the single arbitrator. If within 30 days after the service of the initial demand for arbitration on the responding party, or such later time as shall be mutually agreed upon by the parties, the parties are unable to mutually agree upon a single arbitrator or if for any other reason the appointment cannot be made, the American Arbitration Association shall have the power to and shall appoint a single arbitrator from among its members within 10 days thereafter, which individual shall not have any financial or personal interest in the result of the arbitration or any present or past relationship within the last five years with the parties or their representatives. If for any reason an arbitrator is unable to perform the duties of the office, the American Arbitration Association may, on proof satisfactory to it, declare the office vacant and vacancies shall be filled in accordance with the provisions set forth above. The parties hereby agree that all arbitration proceedings and hearings shall be held in San Francisco, California. The location for an arbitration within San Francisco, California shall be mutually agreed by the parties, but failing such agreement within 10 days of a written request by any party, the arbitration shall be conducted at a location in San Francisco, California chosen by the designated arbitrator.

        The arbitrator shall be required to apply substantive California law. The arbitrator shall have the power to grant all appropriate legal and equitable relief (both by way of interim relief and as a part of its final award) as may be granted by any court of the State of California, to carry out the terms of this Agreement (e.g., declaratory and injunctive relief and damages). All awards and orders of the arbitrator (including, but not limited to, interim relief) shall be final and binding subject to confirmation, correction or vacation pursuant to California Code of Civil Procedure Sections 1285 and following.

        It is the intention of the parties that all Arbitration Proceedings be conducted as expeditiously as reasonably possible in keeping with fairness and with a minimum of legal formalities. Therefore, the parties have agreed that the rules of evidence shall not apply to any Arbitration Proceeding, except that notwithstanding the foregoing, the attorney/client privilege and work product protection shall be applicable in all Arbitration Proceedings. The parties agree that only limited discovery shall be allowed in an Arbitration Proceeding and incorporate California Code of Civil Procedure, Sections 1283.1(b) and 1283.05 for this purpose. Absent leave from the arbitrator, each party to the arbitration shall be limited to two document production requests (seeking no more than ten distinct categories of documents) and five depositions and such discovery shall be completed within 60 days following appointment of the arbitrator. The arbitrator may grant leave to take any additional discovery upon a showing of substantial need. In addition, the parties shall exchange the names, qualifications and a narrative report stating the opinion and basis therefore of any expert who may be called 15 days prior to the start of the arbitration. Any depositions noticed of any parties to any arbitration proceeding, including any officers, directors or managing agents of a party, shall take place in San Francisco at a location designated by the party noticing the deposition.

        Unless modified by the arbitrator upon a showing of good cause, all Arbitration Proceedings shall proceed upon the following schedule: (a) within one month from the service of the notice of the request to arbitrate, the parties shall select the arbitrator; (b) within 15 days after selection of the arbitrator, the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration matters decided; (c) all discovery allowed by the arbitrator shall be completed within 45 days following the pre-arbitration conference; (d) all pre-arbitration motions shall be filed and briefed so that they may be heard no later than one month following the discovery cut-off; (e) the arbitration shall be scheduled to commence no later than one month after the decision on all pre-arbitration motions, but in any event no later than five months following the service of the notice of arbitration; (f) each party shall have five days to present evidence and make closing statements to the arbitrator, and such proceedings shall be completed within 30 days of the commencement of the arbitration; (g) after the presentation of evidence and closing statements by both parties, the arbitrator shall declare the hearing closed; and (h) the arbitrator shall render his or her written decision (including, without limitation, any and all findings of fact and conclusions of law and the identification of the prevailing party in the arbitration) within one month after the hearing is declared closed. The parties intend the foregoing schedule to be an outside maximum timetable, and nothing herein shall prevent the arbitrator from ordering a shorter timetable if the arbitrator concludes that the same is warranted by the circumstances of any particular arbitration proceeding.

        Unless the parties otherwise agree in writing, all proceedings involving the parties in an arbitration proceeding initiated pursuant to this provision shall be reported by a certified shorthand reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

        Prior to the award, filing fees of the American Arbitration Association and fees of the arbitrator, shall be borne equally by the parties, and other expenses of the arbitration shall be borne by the party incurring such costs. The prevailing party in the arbitration shall, in addition to any compensation or amount awarded, be awarded such party's own attorneys' fees and expenses in connection with the arbitration. The non-prevailing party (as determined by the arbitrator) shall also reimburse the prevailing party for all previously paid filing fees of the American Arbitration Association, fees of the arbitrator and other expenses of the arbitration paid prior to the award. A post-arbitration proceeding to determine costs, if needed, shall be held within 10 days of notice of the award.

        The terms of this Section 8.12 shall be specifically enforceable under applicable law in any court of competent jurisdiction. The award rendered by the arbitrator shall be final (subject to confirmation, correction or vacation as set forth in California Code of Civil Procedure Sections 1285 and following) and judgment may be entered in accordance with applicable law in any court having jurisdiction thereof.

        * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER
XYRATEX TECHNOLOGY LIMITED
By:	/s/ A. ROBSON Name: A. Robson Title:
SELLER
ZT AUTOMATION LLC
By:	/s/ NEIL A. BRUMBERGER Name: Neil A. Brumberger Title: CEO
SUBSIDIARY
ZT AUTOMATION PTE. LTD.
By:	/s/ NEIL A. BRUMBERGER Name: Neil A. Brumberger Title: Director

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  Exhibit 10.3
ASSET PURCHASE AGREEMENT